Exhibit (99.12)

ISSN 1718-8369

V o l u m e 5, n u m b e r 7	J a n u a r y 2 1, 2 0 1 1
AS AT OCTOBER 31, 2010

Highlights for October 2010

❑            Budgetary revenue in October amounts to $4.8 billion, down $62 million compared to last year. Own-source revenue amounts to $3.5 billion while federal transfers stand at $1.3 billion.

❑            Program spending amounts to $5.4 billion, comparable to last year’s amount.

❑            Debt service stands at $595 million, up $71 million compared to October 2009.

❑            A deficit of $1.2 billion was posted in October 2010.

❑            Taking the $48 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $1.2 billion.

On the basis of the cumulative results as at October 31, 2010, the budgetary balance, within the meaning of the Balanced Budget Act, amounts to $2.3 billion. As forecast in the Update on Québec’s Economic and Financial Situation of last December 2, the 2010-2011 budget deficit within the meaning of the Balanced Budget Act should amount to $4.6 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

							Update on Québec’s
							Economic and
	October			April to October			Financial Situation
								Forecast
								Growth
	2009	[1]	2010	2009-2010	[1]	2010-2011	2010-2011%
BUDGETARY REVENUE
Own-source revenue	3 591		3 508	27 354		28 321	50 346	4.9
Federal transfers	1 271		1 292	8 805		8 893	15 375	1.4
Total	4 862		4 800	36 159		37 214	65 721	4.1
BUDGETARY EXPENDITURE
Program spending	- 5 385		- 5 392	- 34 599		- 35 762	- 62 917	2.2
Debt service	- 524		- 595	- 3 575		- 3 957	- 7 004	14.5
Total	- 5 909		- 5 987	- 38 174		- 39 719	- 69 921	3.3
NET RESULTS OF CONSOLIDATED ENTITIES[2]	61		13	226		601	836	—
Contingency reserve							- 400	—
SURPLUS (DEFICIT)	- 986		- 1 174	- 1 789		- 1 904	- 3 764	—
BALANCED BUDGET ACT
Generations Fund[3]	- 62		- 48	- 354		- 355	- 842	—
Stabilization reserve[4]	—		—	433		—	—	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 1 048		- 1 222	- 1 710		- 2 259	- 4 606	—

1

For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

2	These net results are those of non-budget-funded bodies, special funds, the health and social services and the education networks, and the Generations Fund.
3	The budgetary balance within the meaning of the Balanced Budget Act excludes the results of the Generations Fund.
4	The stabilization reserve is used in accordance with the Balanced Budget Act.

Cumulative results as at October 31, 2010

Budgetary balance

❑            For the period from April to October 2010, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $2.3 billion, $549 million more than last year. This difference is attributable chiefly to drawings from the stabilization reserve in 2009-2010.

Budgetary revenue

❑            As at October 31, 2010, budgetary revenue amounts to $37.2 billion, $1.1 billion more than as at October 31, 2009.

—           Own-source revenue stands at $28.3 billion, $967 million more than last year.

—           Federal transfers amount to $8.9 billion, up $88 million compared to October 31, 2009.

Budgetary expenditure

❑            Since the beginning of the year, budgetary expenditure amounts to $39.7 billion, an increase of $1.5 billion, or 4.0%, compared to last year.

—           Program spending rose $1.2 billion, or 3.4%, and stands at $35.8 billion. The most significant changes are in the Health and Social Services ($352 million), Administration and Justice ($292 million) and Education and Culture ($262 million) missions.

—           Debt service amounts to $3.9 billion, up $382 million or 10.7% compared to last year.

Consolidated entities

❑            As at October 31, 2010, the net results of consolidated entities show a surplus of $601 million.

—           Revenue dedicated to the Generations Fund amounts to $355 million.

Net financial requirements

❑            As at October 31, 2010, consolidated net financial requirements stand at $5.8 billion, a decrease of $2.1 billion compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	October				April to October
	2009	[1]	2010	Change	2009-2010	[1]	2010-2011	Change
BUDGETARY REVENUE
Own-source revenue	3 591		3 508	- 83	27 354		28 321	967
Federal transfers	1 271		1 292	21	8 805		8 893	88
Total	4 862		4 800	- 62	36 159		37 214	1 055
BUDGETARY EXPENDITURE
Program spending	- 5 385		- 5 392	- 7	- 34 599		- 35 762	- 1 163
Debt service	- 524		- 595	- 71	- 3 575		- 3 957	- 382
Total	- 5 909		- 5 987	- 78	- 38 174		- 39 719	- 1 545
NET RESULTS OF CONSOLIDATED ENTITIES	61		13	- 48	226		601	375
SURPLUS (DEFICIT)	- 986		- 1 174	- 188	- 1 789		- 1 904	- 115
Consolidated non-budgetary surplus (requirements)	- 1 617		- 89	1 528	- 6 136		- 3 927	2 209
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 2 603		- 1 263	1 340	- 7 925		- 5 831	2 094

1

For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	October			April to October
			Change			Change
Revenue by source	2009	2010	%	2009-2010	2010-2011%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 046	1 166	11.5	10 323	10 761	4.2
Contributions to Health Services Fund	441	517	17.2	3 226	3 386	5.0
Corporate taxes	208	209	0.5	1 688	1 860	10.2
Consumption taxes	1 266	1 213	- 4.2	8 292	8 766	5.7
Other sources	162	201	24.1	1 454	1 532	5.4
Total own-source revenue excluding government enterprises	3 123	3 306	5.9	24 983	26 305	5.3
Revenue from government enterprises	468	202	- 56.8	2 371	2 016	- 15.0
Total own-source revenue	3 591	3 508	- 2.3	27 354	28 321	3.5
Federal transfers
Equalization	696	713	2.4	4 873	4 989	2.4
Health transfers	348	362	4.0	2 422	2 494	3.0
Transfers for post-secondary education and other social programs	120	123	2.5	832	839	0.8
Other programs	107	94	- 12.1	678	571	- 15.8
Total federal transfers	1 271	1 292	1.7	8 805	8 893	1.0
BUDGETARY REVENUE	4 862	4 800	- 1.3	36 159	37 214	2.9

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	October			April to October
			Change			Change
Expenditures by mission	2009[1]	2010	%	2009-2010[1]	2010-2011%
Program spending
Health and Social Services	2 553	2 526	- 1.1	16 010	16 362	2.2
Education and Culture	1 403	1 418	1.1	8 255	8 517	3.2
Economy and Environment	563	565	0.4	4 388	4 578	4.3
Support for Individuals and Families	470	466	- 0.9	3 293	3 360	2.0
Administration and Justice	396	417	5.3	2 653	2 945	11.0
Total program spending	5 385	5 392	0.1	34 599	35 762	3.4
Debt service	524	595	13.5	3 575	3 957	10.7
BUDGETARY EXPENDITURE	5 909	5 987	1.3	38 174	39 719	4.0
1

For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.